Exhibit 99.1

Contacts:
David Roy	Pat Keating / Joanne Coffey
Investor Relations	Keating & Associates
(781) 902-8033	+353 1 662 0345
david.roy@iona.com	pat@keating.ie
joanne@keating.ie
FOR IMMEDIATE RELEASE
IONA SHAREHOLDERS VOTE IN FAVOUR OF THE PROPOSED ACQUISITION
BY PROGRESS SOFTWARE CORPORATION
28th August 2008, Dublin, Ireland: The Board of Directors of IONA Technologies PLC (NASDAQ: IONA) announces that at meetings held today the Company’s shareholders voted in favour of each of the resolutions necessary to approve the Acquisition of the company by Progress Software Corporation (NASDAQ: PRGS).
The Board of IONA unanimously recommended and voted in favour of the resolutions which were approved by shareholders at the meetings today.
Progress Software has agreed to acquire IONA for $4.05 per share in cash. This represents a total equity value of approximately $162 million and approximately $106 million net of cash and marketable securities reported on March 31, 2008. The offer price per share represents a 47.3 per cent premium over the Closing Price of $2.75 for an IONA ADR share on 7 February 2008 (the last business day prior to the commencement of the Offer Period on February 8, 2008). The offer price per share is also a premium of approximately 16% over the average price for IONA shares over the six months prior to the Offer Period.
Following approval by IONA shareholders, the sanction of the Irish High Court is required for the Acquisition to close. The hearing by the Irish High Court of the petition to sanction the Acquisition is expected to take place on Wednesday, September 10, 2008. IONA will make further announcements regarding the outcome of the High Court hearing.
Speaking on behalf of the IONA Board of Directors, Kevin Melia, Chairman of IONA commented, “We are pleased with the outcome of today’s meetings. Following a thorough process to evaluate strategic alternatives for the business, the Board considered the terms of the Acquisition to be in the best interests of IONA shareholders and the company. We are pleased that today, shareholders agreed with the Board’s assessment.”
He added, “Upon completion of the Acquisition, Progress Software will inherit world-class technology that supports highly complex applications in global mission critical environments, together with a highly talented workforce that can be proud of the many innovative accomplishments IONA has achieved since its inception as a campus company in Dublin’s Trinity College. The Board of IONA would like to wish the management of Progress Software much success in integrating into its business the inherited assets of IONA, its people and technology, for enhanced leadership within the global Service Oriented Architecture software industry.”
The result of the vote on the resolution considered at the IONA shareholder meeting convened by the Irish High Court is as follows:
•	Resolution To approve the Scheme. Approved
The results of the vote on the resolutions considered at the Extraordinary General Meeting are as follows:
•	Resolution 1 — Ordinary Resolution To approve the Scheme and to authorise the directors of IONA to take such action as they consider necessary or appropriate to carry the Scheme into effect. Approved.

•	Resolution 2 — Special Resolution To approve the cancellation of the Cancellation Shares. Approved.

•	Resolution 3 — Special Resolution
To authorise the directors of IONA to issue relevant securities pursuant to Section 20 of the Companies (Amendment) Act 1983 and to apply the reserve in the books arising upon the cancellation described above in paying up in full at par New IONA Shares.
Approved.

•	Resolution 4 — Special Resolution Amendment to Articles Approved.

•	Resolution 5 — Ordinary Resolution Adjournment of the EGM Approved.
Upon completion of the Acquisition, which is expected to occur in September, pending an order by the Irish High Court, IONA will become an indirect wholly owned subsidiary of Progress Software and will be delisted from its public company listing on the Irish Stock Exchange and its American Despositary Receipt listing on NASDAQ.

About IONA
For more than a decade, IONA® Technologies PLC (NASDAQ: IONA) has been a world leader in delivering high-performance integration solutions for Global 2000 IT environments. IONA pioneered standards-based integration with its CORBA-based Orbix® products. IONA’s Artix™, an advanced SOA infrastructure suite enables customers to leverage service-oriented architecture to streamline and modernize IT environments. The FUSE™ family of open source distributed SOA infrastructure products allows customers to take advantage of the economic benefits associated with the use of open source software.
IONA is headquartered in Dublin, Ireland, with U.S. headquarters in Waltham, Massachusetts and offices worldwide and has approximately 304 employees worldwide. For additional information about IONA, visit our Web site at http://www.iona.com.
Disclosure Required by the Irish Takeover Rules
The directors of the Company accept responsibility for the information contained in this letter. To the best of the knowledge and belief of the directors of the Company (who have taken all reasonable care to ensure such is the case), the information contained in this letter is in accordance with the facts and does not omit anything likely to affect the import of such information.
Any person who is a holder of 1% or more of the share capital of the Company may have disclosure obligations under Rule 8.3 of the Irish Takeover Rules, effective from the date of the commencement of the offer period in respect of the Acquisition.